UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 23, 2011

THE GRAYSTONE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-54254 (Commission File No.)	27-3051592 (IRS Employer Identification No.)

2620 Regatta Drive, Ste 102
Las Vegas, NV 89128
(Address of principal executive offices, including ZIP code)

(888) 552-3750
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Items 8.01 (a) of this Current Report on Form 8-K are incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth under Items 8.01 (a) and 8.01 (b) of this Current Report on Form 8-K are incorporated by reference herein.

Item 8.01	Other Events

(a)  In December 2011, the Company came to an agreement with a 3rd party regarding disputes over work performed  on behalf of the Company in Peru.   The 3rd party owned approximately 10,000,000 shares of the Company's Class A Common Stock.   Per the agreement, the Company received the 10,000,000 shares back and cancelled the shares.  Additionally, the Company cancelled a note payable to the 3rd party in the amount of approximately $181,067.  In consideration of this, the Company agreed to issue 2,000,000 shares of its Class A Common Stock to the 3rd party upon execution of the agreement and another 1,000,000 shares subject to the completion of mutually agreed upon tasks.  The Company also agreed to assume $7,500 in liabilities of the 3rd party which is owed to Renard Properties, LLC.  Renard Properties is an affiliate of the Company.   Furthermore, the Company paid the 3rd party $350 in cash.

(b) On December 23, 2011, the Company issued 1,000,000 shares of its Class A Common Stock per the agreement in paragraph 8.01(a).  The Stock issued is restricted under Rule 144.

(c)  On December 23, 2011, the Company agreed to issue 2,665,000 shares in exchange for a note payable in the amount of $350,000.  The $350,000 is expected to be will be used for general operations and the Company's mining operations in Peru.  The Company's majority shareholders, Renard Properties, LLC and WTL Group, Inc., are also shareholders in the company receiving shares.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized .

The Graystone Company, Inc.

Dated: December 23, 2011	By:	/s/ Joseph Mezey
Name: Joseph Mezey
Title: Chief Financial Officer